Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of Elicio Therapeutics, Inc. (the “Company”) of our report dated March 12, 2026, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission. /s/ Baker Tilly US, LLP Tewksbury, Massachusetts March 12, 2026